Exhibit 15

July 9, 2026

To the Board of Directors and Shareholders of S&P Global Inc.

We are aware of the incorporation by reference in the Registration Statement on Form S-4 and related Prospectus of S&P Global Inc. for the registration of up to $600,000,000 of its 4.250% Senior Notes due 2031 and $400,000,000 of its 4.800% Senior Notes due 2035, of our report dated April 28, 2026 relating to the unaudited consolidated interim financial statements of S&P Global Inc. that are included in its Form 10-Q for the quarter ended March 31, 2026.

/s/ Ernst & Young LLP

New York, New York
July 9, 2026